Exhibit 99.1

Contact: Rick Berry Chief Financial Officer 600 Travis Street, Suite 5800 Houston, Texas 77002 713.993.4614

Sanders Morris Harris Group to Write Down High-Yield Fund

Investment and Increase Loan Loss Reserves

HOUSTON, February 27, 2008 – Sanders Morris Harris Group Inc. (NASDAQ: SMHG) today announced that it will write down the value of its high-yield hedge fund investment and increase loan reserves by approximately $5 million in the fourth quarter of 2007. The write downs stem from price declines in the bonds held by a high-yield hedge fund in which the Company owns an interest and the loan loss reserves relate to investment banking-related loan commitments. By contrast, the 2007 pretax earnings of the Company’s core asset/wealth management businesses rose approximately 93% when compared to the prior year, subject to final audit confirmation.

The Company said it believes the credit quality of the vast majority of the high-yield fund’s underlying bonds is sound, and that their prices should improve to reflect that credit worthiness as debt markets improve. “Our high-yield department has had an exemplary record over the years. Its credit selection discipline is well tested and we are comfortable with the future results of the fund. However, the turmoil in the debt markets has hurt all the participants in it,” said Ben T. Morris, Chief Executive Officer. At year end, the Company’s investment in the high-yield fund was valued at $16.2 million, a 16% reduction from the prior quarter.

The loan reserves reflect commitments made in connection with investment banking transactions, where the value of those loans is impaired at December 31, 2007. The Company has no remaining investment banking loans outstanding. These reserves coupled with fewer than anticipated closed deals led to disappointing results for the investment banking group in the fourth quarter of 2007, consistent with industry-wide experience, the Company said.

The Company anticipates reporting 2007 fourth quarter and full year earnings on March 7th.

About Sanders Morris Harris Group

Sanders Morris Harris Group is a financial services holding company headquartered in Houston that manages approximately $17 billion in client assets. The subsidiaries and affiliates of Sanders Morris Harris Group deliver superior wealth advisory, asset management, and capital markets services to individual and institutional investors and middle-market companies. Its operating entities are Dickenson Group, Edelman Financial Center, Salient Partners, Salient Trust Co. LTA, SMH Capital, SMH Capital Advisors, Select Sports Group, and The Rikoon Group. Sanders Morris Harris Group has more than 600 employees in 21 states. Additional information is available at www.smhgroup.com.

In addition to the historical information, this press release contains certain forward-looking statements under federal securities laws, including statements regarding Sanders Morris Harris Group’s expected future business prospects, revenue and income. These forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties, many of which are beyond the Company’s control, include but are not limited to (1) trading volume in the securities markets; (2) volatility of the securities markets and interest rates; (3) changes in regulatory requirements that could affect the demand for the Company’s services or the cost of doing business; (4) general economic conditions, both domestic and foreign, especially in the regions where the Company does business; (5) changes in the rate of inflation and related impact on securities markets; (6) competition from existing financial institutions and other new participants in the securities markets; (7) legal developments affecting the litigation experience of the securities industry; (8) successful implementation of technology solutions; (9) changes in valuations of the Company’s trading and warrant portfolios resulting from mark-to-market adjustments; (10) dependence on key personnel; (11) demand for the Company’s services; and (12) litigation and securities law liabilities. The Company does not undertake any obligation to publicly update or revise any forward-looking statements.

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